Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Commvault Systems, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	1,300,000	$172.80	$224,640,000.00	0.00013810	$31,022.78
	Total Offering Amounts:					$224,640,000.00		$31,022.78
	Total Fee Offsets:							$—
	Net Fee Due:							$31,022.78
Offering Note

(1)
This Registration Statement on Form S-8 registers offers and sales of 1,300,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Commvault Systems, Inc. Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the Commvault Systems, Inc. 2016 Omnibus Incentive Plan, as amended, and agreements evidencing awards granted thereunder.
(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended. The price per share of Common Stock is based on the average of the high and low prices reported for a share of Common Stock on the Nasdaq Stock Market on October 27, 2025.